Exhibit 10.1

May 15, 2018

Mr. Jigar Thakkar

[ADDRESS]

Dear Jigar:

I am pleased to extend to you a formal offer of employment at MSCI Inc. (“MSCI” or the “Firm”). Those of us who have had the opportunity to meet with you are very excited about your joining our team. Your position will be that of Managing Director, Chief Technology Officer and Head of Engineering of MSCI Inc., subject to approval of the Board of Directors of MSCI.  In this position, you will work in the New York office, be an Executive Officer and member of the Firm’s Executive Committee reporting directly to C.D. Baer Pettit, President.  Your anticipated start date is July 9, 2018.

The details of our offer are as follows:

1.	Compensation. Your target compensation will consist of the following components:
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Base Salary:  Your annual base salary will be $500,000, prorated from the date you commence employment and paid in semi-monthly installments. You will be eligible for an adjustment to your base salary beginning in January 2020.

Annual Incentive Plan (AIP):  You will be eligible to participate in MSCI’s Annual Incentive Plan (AIP) with a bonus target of $700,000, prorated for 2018 based on the date you commence employment.

•	Actual AIP payments will be based on the achievement of specific annual metrics and goals aligned with your role.
•	70% of your AIP bonus is formulaic and based on specific MSCI financial metrics aligned to your role. These metrics will be reviewed annually.
•	30% of your AIP bonus is discretionary and tied to the attainment of key performance indicators (KPIs) goals and your performance as a leader and manager.
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Payments, if any, under the Annual Incentive Plan are not guarantees or commitments to pay and are subject to the Firm’s performance as well as your individual performance as determined by management and the Board. All Incentive plan payments are contingent upon satisfactory performance and conduct and you must remain employed through the payment date.

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Long- Term Incentive Plan:  You will be eligible to receive a discretionary equity award pursuant to MSCI’s Long Term Incentive Plan (LTIP).  You will be eligible for your first annual LTIP award in February 2019.

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Your LTIP target is $1,300,000. The design of your LTIP will be aligned to other Executive Committee members with the same mix of equity vehicles, terms and performance period. Equity awards, if any, will be made pursuant to the terms of the applicable plan and are governed by such plan and applicable grant agreements approved by the Board.

•	Special Restricted Stock Unit (RSU) Awards: You will be granted a special RSU award with an aggregate value of $3,000,000.
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On your start date, you will be granted an equity based award of MSCI RSUs valued at $1,500,000. The number of restricted stock units you will receive will be determined by dividing the award value by the closing price of MSCI common stock on the day before the grant date rounded down to the nearest whole share. Your restricted stock units will vest 25% per year over a four year period starting on the first anniversary of the grant date.

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On or about the first (1st) anniversary of your start date, you will be granted an equity based award of MSCI RSUs valued at $1,000,000. The number of restricted stock units you will receive will be determined by dividing the award value by the closing price of MSCI common stock on the day before the grant date rounded down to the nearest whole share. Your restricted stock units will vest 25% per year over a four year period starting on the first anniversary of the grant date.

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On or about the second (2nd) anniversary of your start date, you will be granted an equity based award of MSCI RSUs valued at $500,000. The number of restricted stock units you will receive will be determined by dividing the award value by the closing price of MSCI common stock on the day before the grant date rounded down to the nearest whole share. Your restricted stock units will vest 25% per year over a four year period starting on the first anniversary of the grant date.

2.	Make Whole Transition Compensation. We will provide the following to compensate you for compensation you will forfeit from your prior employer:
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Forfeited Cash Bonus - You will receive a one-time cash bonus of $500,000 less applicable withholdings and deductions, payable within 30 days after your hire date. If you voluntarily resign or are terminated for cause prior to the first anniversary of your hire date, you agree to repay 100% of the one-time cash bonus within thirty (30) days of providing such notice of resignation or receiving such notice of termination.

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Forfeited LTI Vesting in August 2018 - You will receive a one-time cash bonus of $1,350,000 less applicable withholdings and deductions, payable within 30 days after your hire date. If you voluntarily resign or are terminated for cause prior to the first anniversary of your hire date, you agree to repay 100% of the one-time cash bonus within thirty (30) days of providing such notice of resignation or receiving such notice of termination.
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Forfeited LTI Vesting in 2019, 2020 and 2021 - On your start date, you will be granted an equity based award of MSCI RSUs valued at $1,760,000. The number of restricted stock units you will receive will be determined by dividing the award value by the closing price of MSCI common stock on the day before the grant date rounded down to the nearest whole share. Your restricted stock units will vest 33% per year over a three year period starting on the first anniversary of the grant date.

All LTIP payments are contingent upon your remaining employed through the vesting dates, unless you terminate employment due to death or disability or involuntary termination without cause and are subject to your compliance with the restrictions, terms, and conditions of the award and plan provisions (including, without limitation, the cancellation provisions).

Any equity awards and other incentive compensation that you may receive from MSCI will contain restrictive covenants with respect to non-competition, non-solicitation, non-hire, non-disparagement, notice requirements and other restrictions that you must comply with, including after any resignation or termination of your employment with MSCI.  Exhibit 1 is an example of the restrictive covenants contained in equity awards.

All payments are subject to applicable withholdings and deductions and you are responsible for payment of any applicable taxes that are not withheld.  If any provision of this offer letter fails to satisfy the requirements of Section 409A of the Internal Revenue Code or any regulations or Treasury guidance promulgated thereunder, or would result in your recognizing income for United States federal income tax purposes with respect to any amount payable hereunder before the date of payment, or to incur interest or additional tax pursuant to Section 409A, MSCI reserves the right to reform such provision; provided that MSCI shall maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A.

3.

Relocation Allowance. You will receive a one-time cash bonus of $500,000 less applicable withholdings and deductions, payable within 30 days after your hire date to cover all relocation, living and commuting expenses you may incur for you and your family’s relocation from Seattle to New York. If you voluntarily resign or are terminated for cause prior to the first anniversary of your hire date, you agree to repay 100% of the one-time cash bonus within thirty (30) days of providing such notice of resignation or receiving such notice of termination.

4.	Executive Destination Services. The Company will contract with a vender to provide you services that include neighborhood tours, home search and school search assistance.
5.	Spousal Job Search Assistance. The Company will contract with a vender to provide your spouse with 3 months of job search assistance.
6.	Severance. As a member of the Executive Committee, in the event of an involuntary not-for-cause termination, you are eligible for lump sum payment equal to one times the sum of annual base salary and target bonus plus a prorated cash bonus for the year of term. Based on the current terms of LTIP awards, all outstanding equity would vest.
7.

Change in Control Severance.  As a member of the Executive Committee, in the event of an involuntary not-for-cause termination after a Change in Control, you are eligible for lump sum payment equal to two times the sum of annual base salary and target bonus plus a prorated cash bonus for the year of term. Based on the current terms of LTIP awards, all outstanding equity would vest.

8.

Ownership Policy.  As an Executive Officer, you are required to own 3X your base salary in Company stock within five years of the date of hire. Until the expected stock ownership level is achieved, you are required to hold stock with a value of 50% of the estimated after-tax net proceeds upon the vesting of equity awards. Executive Officers may be subject to additional holding requirements under the terms of individual equity awards.

9.

Vacation.  You will be eligible for 30 days of vacation, pro-rated from your date of hire.  Vacation must be taken at a time that is mutually agreed upon by you and your manager.  We ask that you request your vacation time with as much advance notice as possible.  Vacation days do not carry over from year to year.

10.	Group Benefits. You will be eligible for benefits as follows:
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Health and welfare benefits (medical, dental, vision, life, accident and disability insurance) are generally available retroactive to the date you commence employment, provided that you complete your benefits elections within the 31-day enrollment period.  Please see the enclosed benefits enrollment materials.

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Upon your date of hire, you will be automatically enrolled in the MSCI 401(k) Retirement Savings Plan.   Prior to your first contribution, you will have an opportunity to change your election or opt out of the Plan.  MSCI matches 80% of your contribution (up to 6% of your salary) plus provides a Safe Harbor contribution of 3% of your total eligible cash compensation. You will be 100% vested in all employer contributions after two years of service.

•	In the event of any conflict between this letter and/or any oral statement regarding our benefits, the Summary Plan Descriptions will control.
11.

Policies.  You agree to comply with all Firm policies and procedures in effect from time to time, including, without limitation, with respect to conduct, privacy, security, confidential and proprietary information, inventions, technology, securities trading and occupational health and safety.  You understand and agree that unless you are granted a waiver in writing by the Legal and Compliance Department you may be required, upon the commencement of employment, to transfer any brokerage/securities accounts that you may influence or control to a designated institution for surveillance and review by the MSCI Legal and Compliance Department and that certain restrictions and requirements may be imposed on your trading in any such accounts.

Additionally, you must disclose to MSCI all other business activities that you engage in, which will be subject to review and approval by the MSCI Legal and Compliance Department.
12.	Representations and Warranties. You represent and warrant that:
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You have the right to be employed by MSCI and you are not a party to any employment agreement or other contract, and are not otherwise subject to any obligation or restriction, that prohibits or limits your full time employment with MSCI or is otherwise inconsistent with your accepting this offer of employment and performing your duties, and you do not know of any conflict or other constraint that would restrict your employment with MSCI.

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In connection with your employment by MSCI you will not violate any non-compete, non-solicitation, non-hire or other restrictive covenant or continuing obligation to any former employer or other third party.

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You have not directly or indirectly solicited for hire, induced or encouraged any employee (or consultant or independent contractor to) of your current or former employer to leave their employer or position or to join or perform services for any other company (including MSCI).

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You have not directly or indirectly solicited, induced or encouraged any entity or person who is a customer or client of your current or former employers to cease to engage the services of any such employer or to use the services of any entity or person that competes directly with a material business of any such employer.

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You have or will give timely notice of resignation to any current employer as required under any applicable contract, policy or law, and you have not retained and will not retain original records or copies of any confidential or proprietary information of your former employers.

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In the course of your employment with the Firm you will not make any unauthorized use or disclosure of documents or other information that are the confidential, trade secret or proprietary information of another individual or company (“Third Party Confidential Information”). You will not bring onto the Firm’s premises or network any Third Party Confidential Information, including relating to your prior employers or positions.

13.

Conditional Offer.  This offer is contingent upon a number of additional steps in the employment process including, but not limited to, background and reference checking.  Enclosed is a new-hire kit that contains personnel forms that need to be completed and brought with you on your first day of work.  You must also bring with you government-issued photo identification, such as a valid passport or a driver's license.

You are required by law to show appropriate proof of authorization to commence work in the United States and that you possess all licenses and registrations necessary for your position, if any. We ask that you complete Part 1 of the Form I-9, on or before your first day of work (see, in the attached packet, a list of the type of documentation we will need).  If you are not legally able to work for the Firm in the United States in the position offered to you, or if any part of the screening process proves unsatisfactory to the Firm or you are unable to complete Part 1 of the

Form I-9, the Firm reserves the right to rescind any outstanding offer of employment or terminate your employment without notice or severance benefits and rescind any equity or other awards described herein.

You confirm that the information provided on your resume and application form, and the information you have provided orally to MSCI during the interview process, is complete and accurate.  You understand that a false statement or omission with the intent to mislead MSCI can disqualify you from employment and is grounds for dismissal for cause if discovered after you are employed by MSCI.

In accepting this position with MSCI, you acknowledge that your employment is on an at will basis and for an unspecified duration.  Neither this offer letter nor any oral representations shall confer any right to continuing employment.  Either you or MSCI may terminate your employment relationship at any time, with or without cause.  You further understand that neither job performance, promotions, accommodations, salary, bonuses nor the like shall imply any obligation on the part of MSCI to continue your employment.  It is expressly agreed that any payments or awards do not create an obligation of, nor entitlement to, future payments or awards by the Firm.  Nothing in this letter should be construed as a guarantee of any particular level of compensation or benefits or of your participation in any compensation or benefit plan.  MSCI reserves the right to amend, modify or terminate, in its sole discretion, all compensation and benefit plans in effect from time to time.

14.

Entire Agreement.  This offer letter constitutes the entire understanding and contains a complete statement of all agreements between you and MSCI and supersedes all prior or contemporaneous oral or written agreements, understandings or communications (including, without limitation, any term sheet or other summary writing relating to your employment).   You acknowledge that you have not relied on any assurance or representation not expressly stated in this offer letter.

We ask that you confirm your acceptance of this offer by signing and dating this letter in the area designated below and returning this letter via email to [NAME] ([EMAIL]) at MSCI Human Resources. Your signature below confirms that you understand and agree with the contents of this offer letter and that you are subject to no contractual or other restriction or obligation that is inconsistent with your accepting this offer of employment and performing your duties. Please retain the additional copy of this offer letter for your reference.

We are very excited to offer you a position with MSCI and look forward to you joining us.

Sincerely,

/s/ Scott Crum
Scott Crum
Chief Human Resources Officer

Offer Accepted and Agreed To:

Signed:	/s/ Jigar Thakkar

Jigar Thakkar

Date:	5/15/2018

Exhibit 1

RESTRICTIVE COVENANTS

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Award Agreement.

Section 1.Confidential Information; Assignment of Inventions. (a)  During your employment or service with the Company and at all times thereafter, you agree to keep secret and retain in strictest confidence and trust for the sole benefit of the Company, and shall not disclose, directly or indirectly, or use for your benefit or the benefit of others, without the prior written consent of the Company, any Confidential Information. For purposes of this Exhibit B and the Award Agreement, “Confidential Information” shall mean all proprietary or confidential matters or trade secrets of, and confidential and competitively valuable information concerning, the Company (whether or not such information is in written form). Without limiting the generality of the foregoing, Confidential Information shall include: information concerning organization and operations, business and affairs; formulae, processes, technical data; “know-how”; flow charts; computer programs and computer software; access codes or other systems of information; algorithms; technology and business processes; business, product or marketing plans or strategies; sales and other forecasts; financial information or financing/financial projections; lists of clients or customers or potential clients or customers; details of client or consultant contracts; supplier or vendor lists or arrangements; business acquisition or disposition plans; employee information, new personnel acquisition plans and information relating to compensation and benefits; budget information and procedures; research products; research and development; all data, concepts, ideas, findings, discoveries, developments, programs, designs, inventions, improvements, methods, practices and techniques, whether or not patentable, relating to present or planned future activities or products or services; and public information that becomes proprietary as a result of the Company’s compilation of that information for use in its business; provided, however, that the Confidential Information shall in no event include (x) any Confidential Information which was generally available to the public at the time of disclosure by you or (y) any Confidential Information which becomes publicly available other than as a consequence of the breach by you of your confidentiality obligations hereunder or under any other confidentiality agreement you have entered into with the Company, if any.  In the event of a termination of your employment or service with the Company for any reason, you shall deliver to MSCI all documents and data pertaining to the Confidential Information and shall not take with you any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information.  Nothing contained in this Section 1 of this Exhibit B shall prohibit you from disclosing Confidential Information if such disclosure is required by law, governmental process or valid legal process.  Unless you are reporting a possible violation of law to a governmental entity or law enforcement, making a disclosure that is protected under the whistleblower protections of applicable law and/or participating in a governmental investigation, in the event that you are legally compelled to disclose any of the Confidential Information, you shall provide MSCI with prompt written notice so that MSCI, at its sole cost and expense, may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 1 of this Exhibit B.  If such protective order or other remedy is not obtained, or if the Company waives compliance with the provisions of this Section 1, you shall furnish only that portion of the Confidential Information that you in good faith believe is legally required to be disclosed. In addition to the foregoing, and subject to the second preceding sentence, you hereby agree to comply with the requirements of any and all agreements that you have entered into, or may in the future enter into, with the Company with respect to the use or disclosure of confidential or proprietary information of the Company.

(b)All rights to discoveries, inventions, improvements and innovations, copyright and copyrightable materials (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark or reduced to writing, that you may discover, invent or originate during your employment or service with the Company or any predecessor entity, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (collectively, “Inventions”), shall be the exclusive property of the Company, and you hereby irrevocably assign all right, title and interest in and to all Inventions to the Company.  You shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents that the Company may deem necessary to protect or perfect the rights of the Company therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein.  You hereby appoint the Company as your attorney-in-fact to execute on your behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Inventions.

Section 2.Non-Compete.  During your employment or service with the Company and for a period of one year following the termination of your employment or service with the Company for any reason (the “Non-Compete Restricted Period”), you shall not, without the consent of the Company, directly or indirectly, provide services to, accept employment with, be a consultant or advisor to, form, lend financial support to, own any interest in (other than shares of a publicly traded company that represent less than 1% of the outstanding shares) or otherwise enter into any arrangement with, or engage in any activity for or on behalf of, any person, entity or business in competition with the MSCI Business (the “Competing Business”); provided, however, that the foregoing will not prohibit you from accepting or beginning employment with any company that, as part of its overall business model, engages in one or more of the Competing Businesses, provided that you (x) do not directly provide assistance to any of the Competing Businesses in the form of day-to-day responsibility for any aspect of the operation, supervision, compliance or regulation of any of the Competing Businesses or (y) provide only administrative, non-operational assistance to any such Competing Business and it is an immaterial part of such company’s overall business. For purposes of this Exhibit B and the Award Agreement, “MSCI Business” means any business engaged in, contemplated or actively planned by the Company as of the date of your termination of employment that you were actively providing services to such line of business during your employment with MSCI.

Section 3.Non-Solicit and No-Hire.  During your employment or service with the Company and for a period of two years following the termination of your employment or service with the Company for any reason (the “Non-Solicit Restricted Period”), you shall not, directly or indirectly, (a) solicit or encourage any employee of the Company to terminate his or her employment with the Company, (b) hire any employee of the Company prior to the date on which such person has not been employed by the Company or any of its Subsidiaries for a period of at least one year or (c) induce or attempt to induce any customer, client, supplier, vendor, licensee or other business relationship of the Company to cease doing or reduce their business with the Company, or in any way interfere with the relationship between the Company and any customer, client, supplier, licensee or other business relationship of the Company.

Section 4.Non-Disparagement.  At all times during your employment or service with the Company and after termination of your employment or service with the Company for any reason, you will not knowingly make any statement, written or oral, that would disparage the business or reputation of the Company or its officers, managers, directors or employees. It will not be a violation of this Section 4 for you to make truthful statements, under oath, as required by law, to a governmental entity or law enforcement agency or as part of a litigation or administrative agency proceeding.

Section 5.Certain Remedies. You acknowledges that the terms of this Exhibit B are reasonable and necessary in light of your unique position, responsibility and knowledge of the operations of the Company and the unfair advantage that your knowledge and expertise concerning the business of the Company would afford a competitor of the Company and are not more restrictive than necessary to protect the legitimate interests of the Company.  If the final judgment of a court of competent jurisdiction, or any final non-appealable decision of an arbitrator in connection with a mandatory arbitration, declares that any term or provision of this Exhibit B or the Award Agreement is invalid or unenforceable, the parties agree that the court or arbitrator making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Exhibit B and the Award Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed.  You acknowledge that the Company and its shareholders would be irreparably harmed by any breach of this Exhibit B and that there would be no adequate remedy at law or in damages to compensate the Company and its shareholders for any such breach.  You agree that MSCI shall be entitled to injunctive relief, without having to post bond or other security, requiring specific performance by you of your obligations in this Exhibit B in addition to any other remedy to which the Company is entitled at law or in equity, and you consent to the entry thereof. You agree that the Non-Compete Restricted Period and the Non-Solicit Restricted Period, as applicable, shall be extended by any and all periods during which you are in breach of this Exhibit B.